Exhibit 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of July 27, 2016, by and between POWER INTEGRATIONS, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I
CREDIT TERMS

SECTION 1.1.    LINE OF CREDIT.

(a)    Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including July 26, 2019, in an aggregate principal amount not to exceed at any time outstanding Seventy-Five Million Dollars ($75,000,000) (“Line of Credit”), the proceeds of which shall be used to (i) refinance all indebtedness outstanding under that certain Credit Agreement, dated as of July 5, 2012 (as amended, restated, supplemented and/or modified from time to time, the “Existing Credit Agreement”), among Borrower, the lenders from time to time party thereto and Bank, as administrative agent on behalf of such lenders, and (ii) for Borrower’s general corporate purposes, including, but not limited to, stock buybacks and acquisitions. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of the date hereof, as modified from time to time (the “Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b)    Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby and/or sight commercial letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Twenty Million Dollars ($20,000,000). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. No Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be issued for a term not to exceed Three Hundred Sixty-Five (365) days, as designated by Borrower; provided that no Letter of Credit shall be issued with, nor shall Bank be required to renew or (if applicable) allow automatic renewal of any Letter of Credit so that it will have, an expiration date that is subsequent to the maturity date of the Line of Credit (with any such Letter of Credit with an expiration date subsequent to the maturity of the Line of Credit being referred to herein as an “Extended Date Letter of Credit”) unless Borrower, immediately upon demand by Bank at any time, and in any case not less than ninety (90) days prior to the maturity date of the Line of Credit, provides Bank with cash collateral (which may be in addition to or, if agreed by Bank, may be a replacement for, such other collateral that may have been granted by Borrower to Bank, pursuant to this Agreement or otherwise), consisting of a deposit account maintained by Borrower with Bank in an amount that is not less than one hundred five percent (105%) of the undrawn amount of such Extended Date Letter of Credit, as evidenced by and subject to such security agreements and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank; and provided further that in no event shall any Extended Date Letter of Credit have a then current expiration date more than three hundred sixty-five (365) days beyond the maturity date of the Line of Credit.

(c)    Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth herein.

(d)    Authorization by Borrower. Borrower hereby authorizes Bank: (i) to deduct automatically all principal, interest or fees when due hereunder or under any note from any account of Borrower maintained with Bank; and (ii) if and to the extent any payment of principal, interest or fees under this Agreement or any note is not made when due to deduct any such amount from any or all of the accounts of Borrower maintained with Bank. Bank agrees to provide written notice to Borrower of any automatic deduction made pursuant to this Section 1.1(d) showing in reasonable detail the amounts of such deduction.

SECTION 1.2.    INTEREST/FEES.

(a)    Interest. The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.

(b)    Computation and Payment. Interest shall be computed on the basis set forth in each promissory note or other instrument or document required hereby. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c)    Unused Fee. Borrower shall pay to Bank a fee equal to one-quarter of one percent (0.25%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the amount by which Twenty-Eight Million Eight Hundred Thousand Dollars ($28,800,000) (the “Required Minimum Balance”) exceeds the sum of (i) Borrower’s average daily deposit balances at Bank plus (ii) the average daily outstanding amount under the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the 10th day after each fiscal quarter end, commencing on October 10, 2016; provided that Borrower shall not owe any fee under this Section 1.2(c) for any fiscal quarter that Borrower maintains an average daily deposit balance with Bank equal to or in excess of the Required Minimum Balance for such fiscal quarter.

(d)    Letter of Credit Fees. Borrower shall pay to Bank (i) fees upon the issuance of each Letter of Credit equal to one and one-quarter percent (1.25%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, and (ii) fees upon the payment or negotiation of each drawing under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

SECTION 1.3.    COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under each credit subject hereto by debiting any deposit account of Borrower maintained with Bank for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.4.    GUARANTIES. The payment and performance of all indebtedness and other obligations of Borrower to Bank shall be guaranteed jointly and severally by any current or hereafter created or acquired domestic subsidiary of Borrower, as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank.

SECTION 1.5.    COMMITMENT TERMINATION. At any time (i) there is no outstanding principal balance or unpaid interest under the Line of Credit or the Letter of Credit subfeature described in Section 1.1(b) hereof, (ii) there are no issued and outstanding Letter(s) of Credit under the Letter of Credit subfeature or any outstanding obligations in respect of any Letter of Credit, and (iii) there are no other payment obligations of Borrower to Bank outstanding hereunder or under any other Loan Document, then Borrower, upon written notice to Bank, may request that the Line of Credit be terminated with no prepayment fees.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank.

SECTION 2.1.    LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required, except in those states in which the failure to so qualify or to be so licensed could not reasonably be expected to have a material adverse effect on Borrower.

SECTION 2.2.    AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, as applicable, enforceable in accordance with their respective terms.

SECTION 2.3.    NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the organizational and governing documents of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound, except where such violation, contravention, breach or default would not reasonably be expected to have a material adverse effect on Borrower.

SECTION 2.4.    LITIGATION. There are no pending, or to Borrower’s knowledge threatened in writing, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency involving more than One Million Dollars ($1,000,000) individually, or Ten Million Dollars ($10,000,000) in the aggregate, or which would reasonably be expected to have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing or in Borrower’s periodic and other reports, proxy statements and other materials filed with the SEC or distributed to its stockholders (the “SEC Filings”) prior to the date hereof. As used in this Agreement, “SEC” means the Securities and Exchange Commission, any entity succeeding to any or all of the functions of the Securities and Exchange Commission or any national securities exchange or analogous agency, authority, instrumentality, regulatory body, court or other entity.

SECTION 2.5.    CORRECTNESS OF FINANCIAL STATEMENT. The annual financial statements of Borrower dated December 31, 2015, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct in all material respects and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Other than Permitted Liens, Borrower has not mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

As used herein, the term “Permitted Liens” means (i) liens for taxes or other governmental or regulatory assessments which are not delinquent, or which are contested in good faith by the appropriate proceedings, and for which appropriate reserves are maintained in accordance with generally accepted accounting principles (“GAAP”); (ii) liens on any property held or acquired by Borrower securing indebtedness not to exceed the amounts set forth in Section 5.2(c) below incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property or existing on such property when acquired; (iii) liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default (as hereinafter defined) (iv) liens and setoff rights in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions, provided the existence of such accounts does not conflict with the provisions of Section 4.9(c) hereof, (v) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (vi) liens incurred or deposits made in the ordinary course of business with utility companies, (vii) liens incurred or deposits or pledges made to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), public or statutory or regulatory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations arising in the ordinary course of business (viii) materialmen’s, landlord’s, mechanics’, repairmen’s, workmen’s, employees’ or other like liens arising in the ordinary course of business, (ix) non-exclusive license of intellectual property granted to third parties in the ordinary course of business, and licenses of intellectual property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States, (x) liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums, (xi) easements, reservations, rights-of-way, minor defects or irregularities in title and other similar charges or encumbrances affecting real property, and (xii) any interest or title of a lessor or sub-lessor under any lease of real property in the ordinary course of business. Notwithstanding the foregoing, nothing contained herein shall prevent Borrower from selling, transferring, abandoning or otherwise disposing of intellectual property that is, in the reasonable judgment of the management of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of Borrower.

SECTION 2.6.    INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year, except as disclosed in SEC reporting.

SECTION 2.7.    NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8.    PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9.    ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10.    OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, in each case under any agreements involving monetary liability, which default or defaults result in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any indebtedness in excess of Five Million Dollars ($5,000,000).

SECTION 2.11.    ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.12.    MARGIN STOCK. Neither Borrower nor any subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of the Line of Credit or any Letter of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors. Following the application of the proceeds of the Line of Credit or Letter of Credit, not more than twenty-five percent (25%) of the value of the assets (either of Borrower only or of Borrower and its subsidiaries on a consolidated basis) will constitute “margin stock.” If requested Bank, Borrower will furnish to Bank a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1 referred to in Regulation U.

ARTICLE III
CONDITIONS

SECTION 3.1.    CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

(a)    Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

(b)    Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	This Agreement and each promissory note or other instrument or document required hereby.

(ii)	Corporate Resolutions and Certificate of Incumbency of Borrower.

(iii)	Such other documents as Bank may require under any other Section of this Agreement.

(c)    Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or any Third Party Obligor hereunder, if any, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any such Third Party Obligor, if any.

(d)    Insurance. Borrower shall have delivered to Bank evidence of insurance coverage, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with lender loss payable endorsements in favor of Bank.

SECTION 3.2.    CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

(a)    Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and, except as disclosed to Bank or in the SEC Filings, on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b)    Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

(c)    Letter of Credit Documentation. Prior to the issuance of any Letter of Credit, Bank shall have received a Letter of Credit Agreement and any other letter of credit documentation required by Bank, in each case completed and duly executed by Borrower.

(d)    No Material Adverse Change. There shall not exist or have occurred any event or condition that impairs, or is substantially to impair, the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents.

ARTICLE IV
AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations (other than inchoate indemnity obligations) of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1.    PUNCTUAL PAYMENTS. Within seven (7) days after such obligations are due and payable, pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2.    ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

SECTION 4.3.    FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)    not later than one hundred twenty (120) days after and as of the end of each fiscal year, an audited financial statement of Borrower, prepared by a certified public accountant acceptable to Bank, to include a balance sheet, income statement, and statement of cash flow;

(b)    not later than forty-five (45) days after and as of the end of each fiscal quarter, a financial statement of Borrower, prepared by Borrower, to include balance sheet, income statement, and statement of cash flow;

(c)    not later than ninety (90) days after the end of each fiscal year, an annual budget and projection report, prepared by Borrower;

(d)    contemporaneously with each fiscal quarter financial statement of Borrower required hereby, a certificate of the president or chief financial officer of Borrower that such financial statement is accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

(e)    concurrently with the submission of each request for a Line of Credit advance or issuance of a Letter of Credit, a certificate of the president or chief financial officer of Borrower that the financial statements referred to in Section 4.3(d) are accurate, there exists no Event of Default, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default; and

(f)    from time to time, such other information as Bank may reasonably request.

SECTION 4.4.    COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business, the noncompliance with or violation of which could reasonably be expected to have a material adverse effect on Borrower’s business.

SECTION 4.5.    INSURANCE. Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including, but not limited to, fire, extended coverage, public liability, flood, and workers' compensation, with all such insurance carried in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect. Such insurance may be obtained from an insurer or through an insurance agent of Borrower’s choice, provided that any insurer chosen by Borrower is acceptable to Bank on such reasonable grounds as may be permitted under applicable law.

SECTION 4.6.    FACILITIES. Keep all properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7.    TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision with adequate reserves under GAAP for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8.    LITIGATION. Except as disclosed in the SEC Filings, promptly give notice in writing to Bank of any litigation pending or threatened in writing against Borrower involving more than $1,000,000 individually, or $10,000,000 in the aggregate.

SECTION 4.9.    FINANCIAL CONDITION. Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)    Minimum Liquidity not less than Fifty Million Dollars ($50,000,000.00) at all times, measured on a consolidated basis at each fiscal quarter end.

As used herein, “Minimum Liquidity” means, as of any date of determination, with respect to Borrower and its subsidiaries on a consolidated basis, determined in accordance with GAAP, the sum of unrestricted cash and unrestricted short‑term and long‑term marketable securities.

(b)    Funded Debt to Adjusted EBITDA not greater than 2.00 to 1.00 as of each fiscal quarter end, determined on a rolling 4-quarter basis.

(c)    Maintain Borrower’s primary collection and disbursement deposit account(s) with Bank or any banking affiliate of Bank.

As used herein, “Funded Debt” means, as of any date of determination, with respect to Borrower and its subsidiaries on a consolidated basis, determined in accordance with GAAP, the outstanding principal amount of all indebtedness owing by Borrower and its subsidiaries, whether current or long‑term, including, without limitation, the obligations under this Agreement and all obligations evidenced by notes, loan agreements or other similar instruments, bonds, debentures, reimbursement agreements, bankers’ acceptances, bank guaranties, capital leases, synthetic leases, surety bonds and similar instruments and the maximum drawing amount of all standby and commercial letters of credit outstanding (other than any standby or commercial letters of credit to the extent that they are cash collateralized). If, at any time, any change in GAAP would affect the definition of Funded Debt and either Borrower or Bank shall so request, Bank and Borrower shall negotiate in good faith to amend such ratio or requirements to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

As used herein, the term “Adjusted EBITDA” means, for any period, with respect to Borrower and its subsidiaries, Consolidated Net Income (as defined below), minus without duplication and to the extent included in determining such Consolidated Net Income, extraordinary or other non‑recurring non‑cash gains and interest income plus, without duplication and to the extent excluded in determining such Consolidated Net Income, (i) extraordinary or other non-recurring non-cash losses, including any non-cash charges for stock-based compensation expenses and impairment of intangibles, (ii) consolidated interest expense, (iii) income taxes, (iv) depreciation and amortization, (v) amortization of acquired inventory write‑up to fair market value in accordance with GAAP, and (vi) expenses incurred in connection with certain one‑time events as may in the future occur, subject to the mutual agreement of Borrower and Bank, in each case for such period, as determined in accordance with GAAP.

As used herein, the term “Consolidated Net Income” means, for any specified period, the net income or loss of Borrower and its subsidiaries determined for such period on a consolidated basis in accordance with GAAP.

SECTION 4.10.    NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited

Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property.

ARTICLE V
NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated, but excluding inchoate indemnity obligations) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations (other than inchoate indemnity obligations) of Borrower subject hereto, Borrower shall not without Bank's prior written consent:

SECTION 5.1.    USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2.    OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank under the Loan Documents, (b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof, (c) new purchase money debt and other term debt in amounts not to exceed an aggregate of Twenty Million Dollars ($20,000,000) at any time (provided that, for the avoidance of doubt, this Section 5.2(c) shall not permit to exist any revolving or working capital debt other than the liabilities of Borrower Bank under the Loan Documents), (d) the issuance of unsecured, subordinated convertible debt, provided, however, that such debt is subordinated in writing on terms reasonably acceptable to Bank and that Borrower is in pro forma compliance with financial covenants both pre and post issuance of debt, (e) indebtedness to trade creditors incurred in the ordinary course of business, (f) indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business, (g) indebtedness secured by Permitted Liens, (h) indebtedness between Borrower and its subsidiaries in the ordinary course of business, and (h) extensions, refinancings, modifications and restatements of the foregoing provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms.

SECTION 5.3.    MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Borrower may enter into mergers or acquisitions with, and make loans or advances to and equity investments in, and sell, lease or transfer assets to third party entities so long as Borrower is the surviving entity (as applicable) and Borrower is in pro forma compliance with financial covenants both before and after each such merger, consolidation, acquisition, loan, advance, equity investment, sale, lease or transfer of assets

SECTION 5.4.    GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except (a) any of the foregoing in favor of Bank and (b) in the ordinary course of Borrower’s business.

SECTION 5.5.    LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except (a) any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, (b) any of the foregoing in accordance with the provisions of Section 5.2 above, (c) additional loans, advances or investments in or to Borrower’s subsidiaries in the ordinary course of business, or (d) investments made pursuant to a board-approved investment policy.

SECTION 5.6.    PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's assets now owned or hereafter acquired, except any of the foregoing (a) in favor of Bank, (b) which is existing as of, and disclosed to Bank in writing prior to, the date hereof, or (c) which constitutes a Permitted Lien.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.1.    The occurrence of any of the following constitutes an “Event of Default” under this Agreement:

(a)    Borrower shall fail to pay, within seven (7) days of when due, any principal, interest, fees or other amounts payable under any of the Loan Documents (provided that (i) such seven (7) day cure period shall not apply to payments due upon the maturity of the Line of Credit and (ii) during the pendency of such cure period, the failure to make or pay any amount specified under this subclause (a) is not an Event of Default, but Borrower shall not have the right to request and Bank shall not be obligated to make any credit extension hereunder during such cure period).

(b)    Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)    Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this section 6.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of thirty (30) days from its occurrence.

(d)    Any default in the payment or performance of any monetary obligation in excess of Five Million Dollars ($5,000,000), or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a “Third Party Obligor”) has incurred any debt for borrowed money in an amount greater than Five Million Dollars($5,000,000).

(e)    Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f)    The filing of a notice of judgment lien against Borrower in an amount of at least $5,000,000 (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall remain unsatisfied for thirty (30) days and is not discharged or stayed (whether through the posting of a bond or otherwise) within thirty (30) days; or the recording of any abstract of judgment against Borrower in an amount of at least $5,000,000 (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) and the same is not, within thirty (30) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise) in any county in which Borrower has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower and the same is not, within thirty (30) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); or the entry of one or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Million Dollars ($5,000,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same is/are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor.

(g)    The dissolution or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor.

(h)    The occurrence of any Change in Control of Borrower coupled with the removal or departure of Balu Balakrishnan as Chief Executive Officer of Borrower.

As used herein, the term “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) any Exchange Act Person (as hereinafter defined) becomes the Owner, directly or indirectly, of securities of the Borrower representing more than fifty percent (50%) of the combined voting power of Borrower’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of Borrower directly from Borrower, (B) on account of the acquisition of securities of Borrower by an investor, any affiliate thereof or any other Exchange Act Person that acquires Borrower’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for Borrower through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by Borrower reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by Borrower, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur; or (ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) Borrower and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of Borrower immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving corporation, partnership, limited liability company or other entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving corporation, partnership, limited liability company or other entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Borrower immediately prior to such transaction.

As used herein, the term “Exchange Act Person” means any natural person, corporation, partnership, limited liability company or other entity, or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), except that “Exchange Act Person” shall not include (i) Borrower or any subsidiary of Borrower, (ii) any employee benefit plan of Borrower or any subsidiary of Borrower or any trustee or other fiduciary holding securities under an employee benefit plan of Borrower or any subsidiary of Borrower, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) a corporation, partnership, limited liability company or other entity Owned, directly or indirectly, by the stockholders of Borrower in substantially the same proportions as their Ownership of stock of Borrower; or (v) any natural person, corporation, partnership, limited liability company or other entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the date hereof, is the Owner, directly or indirectly, of securities of Borrower representing more than fifty percent (50%) of the combined voting power of Borrower’s then outstanding securities.

A person or corporation, partnership, limited liability company or other entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or corporation, partnership, limited liability company, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

SECTION 6.2.    REMEDIES. Upon the occurrence of any Event of Default: (a) all principal, unpaid interest outstanding and other indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice (except as expressly provided in any mortgage or deed of trust pursuant to which Borrower has provided Bank a lien on any real property collateral) become immediately due and payable without presentment, demand, protest or any notices of any kind, including without limitation, notice of nonperformance, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII
MISCELLANEOUS

SECTION 7.1.    NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2.    NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	POWER INTEGRATIONS, INC.
5245 Hellyer Avenue
San Jose, California 95138
Attention: Director of Finance

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
121 S. Market Street, 3rd Floor
San Jose, California 95113
Attention: Stephen Cordani

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3.    COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including, to the extent permitted by applicable law, reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel to the extent permissible), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, whether or not suit is brought, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including, without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity. Notwithstanding anything in this Agreement to the contrary, reasonable attorneys' fees shall not exceed the amount permitted by law. Whenever in this Agreement and the other Loan Documents Borrower is obligated to pay for the attorneys' fees of Bank, or the phrase “reasonable attorneys' fees” or a similar phrase is used, it shall be Borrower's obligation to pay the attorneys' fees actually incurred or allocated, at standard hourly rates, without regard to any statutory interpretation, which shall not apply, Borrower hereby waiving the application of any such statute. Notwithstanding anything to the contrary contained herein, if any party hereto institutes any arbitration or judicial or administrative action or proceeding to enforce any provisions of this Agreement, or alleging any breach of any provision hereof or seeking damages or any remedy, the losing party or parties shall pay to the prevailing party or parties all costs and expenses, including, but not limited to, reasonable attorneys’ fees, expended or incurred by the prevailing party or parties in connection therewith, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including, but not limited to, any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

SECTION 7.4.    SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, if any, or any collateral required hereunder.

SECTION 7.5.    ENTIRE AGREEMENT; AMENDMENT. To the full extent permitted by law, this Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6.    NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7.    TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8.    SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9.    COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10.    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of California (such State, Commonwealth or District is referred to herein as the “State”), but giving effect to federal laws applicable to national banks, without reference to the conflicts of law or choice of law principles thereof.

SECTION 7.11.    BUSINESS PURPOSE. Borrower represents and warrants that each credit subject hereto is made for (a) a business, commercial, investment, agricultural or other similar purpose, (b) the purpose of acquiring or carrying on a business, professional or commercial activity, or (c) the purpose of acquiring any real or personal property as an investment and not primarily for a personal, family or household use.

SECTION 7.12.    ARBITRATION.

(a)    Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

(b)    Governing Rules. Any arbitration proceeding will (i) proceed in a location in the State selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)    No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)    Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State or a neutral retired judge of the state or federal judiciary of the State, in either case with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of the State and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the corresponding rules of civil practice and procedure applicable in the State or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)    Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f)    Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)    Payment of Arbitration Costs and Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)    Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i)    Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(j)    Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

[Signatures Follow on Next Page.]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of the day and year first written above.

WELLS FARGO BANK,
POWER INTEGRATIONS, INC.		NATIONAL ASSOCIATION

By:	/s/ Balu Balakrishnan	By:	/s/ Stephen Cordani
Name:	Balu Balakrishnan	Name:	Stephen Cordani
Title:	Chief Executive Officer	Title:	Senior Vice President

REVOLVING LINE OF CREDIT NOTE

$75,000,000.00	July 27, 2016

FOR VALUE RECEIVED, the undersigned POWER INTEGRATIONS, INC., a Delaware corporation ("Borrower"), promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at 121 S. Market Street, 3rd Floor, San Jose, California 95113, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Seventy-Five Million Dollars ($75,000,000), or so much thereof as may be advanced and be outstanding pursuant to the terms of the Credit Agreement, as defined herein, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

(a)    "LIBOR" means the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery on the first day of each LIBOR Period for a period approximately equal to such LIBOR Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such LIBOR Period (or if not so published, then as determined by Bank from another recognized source or interbank quotation); provided, however, that if LIBOR determined as provided above would be less than zero percent (0.0%), then LIBOR shall be deemed to be zero percent (0.0%).

(b)    "LIBOR Period" means a period commencing on a New York Business Day and continuing for one, three or six months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that (i) no LIBOR Period may be selected for a principal amount less than One Million Dollars ($1,000,000), (ii) if the day after the end of any LIBOR Period is not a New York Business Day (so that a new LIBOR Period could not be selected by Borrower to start on such day), then such LIBOR Period shall continue up to, but shall not include, the next New York Business Day after the end of such LIBOR Period, unless the result of such extension would be to cause any immediately following LIBOR Period to begin in the next calendar month in which event the LIBOR Period shall continue up to, but shall not include, the New York Business Day immediately preceding the last day of such LIBOR Period, and (iii) no LIBOR Period shall extend beyond the scheduled maturity date hereof.

(c)    "London Business Day" means any day that is a day for trading by and between banks in dollar deposits in the London interbank market.

(d)    "New York Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in New York are authorized or required by law to close.

(e)    "Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate. If the rate of interest announced by Bank as its Prime Rate at any time is less than zero percent (0.0%), then for purposes of this Note the Prime Rate shall be deemed to be zero percent (0.0%).

(f)    "State Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in the jurisdiction described in “Governing Law” herein are authorized or required by law to close.

INTEREST:

(a)    Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per equal to the Prime Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be one and one-half percent (1.50%) above LIBOR in effect on the first day of the applicable LIBOR Period. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR selection option selected hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and LIBOR Period applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(b)     Selection of Interest Rate Options. Subject to the provisions herein regarding LIBOR Periods and the prior notice required for the selection of a LIBOR interest rate, (i) at any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the LIBOR Period applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new LIBOR Period designated by Borrower, (ii) at any time any portion of this Note bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a LIBOR Period designated by Borrower, and (iii) at the time this Note is disbursed, Borrower may choose to have all or a portion thereof bear interest determined in relation to the Prime Rate or to LIBOR for a LIBOR Period designated by Borrower.

To select a LIBOR interest rate option hereunder, Borrower shall give Bank notice thereof that is received by Bank prior to 11:00 a.m. in the jurisdiction described in “Governing Law” herein on a State Business Day at least two State Business Days prior to the first day of the LIBOR Period, or at a later time during such State Business Day if Bank, at its sole discretion, accepts Borrower’s notice and quotes a fixed rate to Borrower. Such notice shall specify: (A) the interest rate option selected by Borrower, (B) the principal amount subject thereto, and (C) for each LIBOR selection, the length of the applicable LIBOR Period. If Bank has not received such notice in accordance with the foregoing before this Note is disbursed or before the end of any LIBOR Period, Borrower shall be deemed to have made a Prime Rate interest selection for such advance or the principal amount to which such LIBOR Period applied. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as it is given in accordance with the foregoing and, with respect to each LIBOR selection, if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three State Business Days after such notice is given. Borrower shall reimburse Bank immediately upon demand for any loss or expense (including any loss or expense incurred by reason of the liquidation or redeployment of funds obtained to fund or maintain a LIBOR borrowing) incurred by Bank as a result of the failure of Borrower to accept or complete a LIBOR borrowing hereunder after making a request therefor. Any reasonable determination of such amounts by Bank shall be conclusive and binding upon Borrower. Should more than one person or entity sign this Note as a Borrower, any notice required above may be given by any one Borrower acting alone, which notice shall be binding on all other Borrowers.

(c)    Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) costs, expenses and liabilities arising from or in connection with reserve percentages prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(d)    Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or upon the occurrence and during the continuance of an Event of Default, then at the option of Bank, in its sole and absolute discretion, the outstanding principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

(a)    Borrowing and Repayment of Principal. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on July 26, 2019.

(b)    Payment of Interest. Interest accrued on this Note shall be payable on the first day of each month, commencing September 1, 2016.

(c)    Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the written request (which written request may be made by e-mail) of (i) Balu Balakrishnan, Sandeep Nayyar, Eric Verity or Jeff Padilla, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

(d)    Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Prime Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest LIBOR Period first.

PREPAYMENT:

(a)    Prime Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.

(b)    LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of One Hundred Thousand Dollars ($100,000) or a whole multiple of One Hundred Thousand Dollars ($100,000) in excess thereof; provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the LIBOR Period applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such LIBOR Period matures, calculated as follows for each such month:

(i)    Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the LIBOR Period applicable thereto.

(ii)    Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such LIBOR Period at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii)    If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum four percent (4.0%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

(c)    Application of Prepayments. If principal under this Note is payable in more than one installment, then any prepayments of principal shall be applied to the most remote principal installment or installments then unpaid.

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of July 27, 2016, as amended from time to time (the "Credit Agreement"). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an "Event of Default" under this Note.

MISCELLANEOUS:

(a)    Remedies. Upon the sale, transfer, hypothecation, assignment or other encumbrance, whether voluntary, involuntary or by operation of law, of all or any interest in any real property securing this Note, if any, or upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note whether or not suit is brought, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

(b)    Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

(c)    Governing Law. This Note shall be governed by and construed in accordance with the laws of the state of California, but giving effect to federal laws applicable to national banks, without reference to the conflicts of law or choice of law principles thereof.

[Signature Follows on Next Page.]

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

POWER INTEGRATIONS, INC.

By:	/s/ Balu Balakrishnan
Name:	Balu Balakrishnan
Title:	Chief Executive Officer